EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO CORPORATION REPORTS SETTLEMENT OF "NOL LAWSUIT”

Lake Mary, Florida, September 2, 2004 - Bairnco Corporation (NYSE-BZ) today reported that it has reached an agreement in principal with the Keene Creditors Trust to settle the NOL Lawsuit, involving a dispute between Bairnco and the Trust over tax refunds that have been held in an escrow account since the mid-1990s.  Under the settlement, which is subject to formal approval by an Advisory Committee for the Trust and to final documentation, Bairnco will receive approximately $24.6 million. These tax refunds have not been included in Bairnco's financial statements.

Along with the May 2004 affirmance by the U.S. Court of Appeals for the Second Circuit of the dismissal of the Transactions Lawsuit brought by the Trust against Bairnco, Bairnco's subsidiaries and others, the settlement of the NOL Lawsuit concludes more than a decade of litigation against Bairnco that arose out of transactions with its former subsidiary, Keene Corporation.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon and Kasco. Arlon's principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom engineered laminates and pressure sensitive adhesive systems, and special silicone rubber compounds and components. Kasco's principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on-site maintenance services for the retail food industry primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in Canada and France

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